The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-232599

SUBJECT TO COMPLETION, DATED OCTOBER 13, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 26, 2019)

$100,000,000

Common Shares

This is an offering of $100,000,000 of common shares of Sapiens International Corporation N.V.

Our common shares trade on the Nasdaq Global Select Market and the Tel Aviv Stock Exchange Ltd., or TASE, under the symbol “SPNS.” The last reported trading price of our common shares on the Nasdaq Global Select Market on October 12, 2020 was $32.82 and the last reported trading price of our common shares on the TASE on October 13, 2020 was 110.80 New Israeli Shekels, or NIS (approximately $32.72, based on the representative U.S. dollar-NIS exchange rate published by the Bank of Israel as of that date).

Investing in our common shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	See “Underwriting” for additional information regarding of compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to $15,000,000 of additional common shares at the price to the public less the underwriting discount for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about             , 2020.

Goldman Sachs & Co. LLC	J.P. Morgan	Citigroup

Jefferies

Needham & Company	William Blair

Prospectus Supplement dated              , 2020

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our common shares, and also adds to and updates information contained in the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated July 26, 2019, or the accompanying prospectus, which gives more general information about securities that we may offer from time to time. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form F-3 (File No. 333-232599) that we initially filed with the Securities and Exchange Commission, or the SEC, on July 11, 2019, and that was declared effective by the SEC on July 26, 2019. Generally, when we refer to “this prospectus” in this prospectus supplement we are referring to both this prospectus supplement and the accompanying prospectus combined. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information we have referred you to in the sections of this prospectus supplement and the accompanying prospectus titled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, or contained in any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus supplement and sale of these securities in certain jurisdictions may be restricted by law. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as an advertisement or a public offering of securities in Israel. Any public offer or sale of securities in Israel may be made only in accordance with the Israeli Securities Law, 5728-1968, or the Israeli Securities Law (which requires, among others, the filing of a prospectus in Israel or an exemption therefrom). Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement to which this prospectus relates or any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement or prospectus to:

●	“our company,” “the Company,” “we,” “us,” “our,” and “Sapiens” refer to Sapiens International Corporation N.V., a Cayman Islands company, and its consolidated subsidiaries;

●	“our shares,” “common shares” and similar expressions refer to our Common Shares, par value €0.01 per share;

●	the “SEC” refers to the U.S. Securities and Exchange Commission;

●	the “Securities Act” refers to the U.S. Securities Act of 1933, as amended; and

●	the “Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

S-ii

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein and therein by reference are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our beliefs, assumptions and expectations, as well as information currently available to us. Such forward-looking statements may be identified by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “plan” and similar expressions. Such statements reflect our current views with respect to future events and are subject to certain risks and uncertainties. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to:

●	the COVID-19 (coronavirus) pandemic, which may last longer than expected and materially adversely affect our results of operations;

●	the degree of our success in our plans to leverage our global footprint to grow our sales;

●	the degree of our success in integrating the companies that we have acquired through the implementation of our M&A growth strategy;

●	the lengthy development cycles for our solutions, which may frustrate our ability to realize revenues and/or profits from our potential new solutions;

●	our lengthy and complex sales cycles, which do not always result in the realization of revenues;

●	the degree of our success in retaining our existing customers or competing effectively for greater market share;

●	difficulties in successfully planning and managing changes in the size of our operations;

●	the frequency of the long-term, large, complex projects that we perform that involve complex estimates of project costs and profit margins, which sometimes change mid-stream;

●	the challenges and potential liability that heightened privacy laws and regulations pose to our business;

●	occasional disputes with clients, which may adversely impact our results of operations and our reputation;

●	various intellectual property issues related to our business;

●	potential unanticipated product vulnerabilities or cybersecurity breaches of our or our customers’ systems;

●	risks related to the insurance industry in which our clients operate;

●	risks associated with our global sales and operations, such as changes in regulatory requirements, wide-spread viruses and epidemics like the recent novel coronavirus outbreak, or fluctuations in currency exchange rates; and

●	risks related to our principal location in Israel and our status as a Cayman Islands company.

While we believe such forward-looking statements are based on reasonable assumptions, should one or more of the underlying assumptions prove incorrect, or these risks or uncertainties materialize, our actual results may differ materially from those expressed or implied by the forward-looking statements. Please read the risks discussed under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, and under the heading “Risk Factors” in our most recent Annual Report on Form 20-F and in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, in order to review conditions that we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement, to conform these statements to actual results or to changes in our expectations.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include data, forecasts and information obtained from industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Forecasts and other metrics included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to describe our industry are inherently uncertain and speculative in nature and actual results for any period may materially differ. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference herein and therein, estimates and forecasts involve uncertainties and risks and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference for a discussion of the risks involved in investing in our securities.

Our Company

We are a leading global provider of software solutions for the insurance industry. Our extensive expertise is reflected in our innovative software platforms, suites, solutions and services for property and casualty (P&C); life, pension and annuity (L&A); reinsurance; financial and compliance (F&C); workers’ compensation (WC); and financial markets. Our company offers a full digital suite that provides an end-to-end, holistic and seamless digital experience for carriers, agents, customers and assorted insurance personnel, across multiple devices and technologies. Sapiens’ offerings enable our customers to effectively manage their core business functions – including policy administration, claims and billing – and they support insurers during their digital transformation journeys. Our portfolio also covers underwriting, illustration and electronic application.

We supply decision management solutions tailored to a variety of financial services providers, so business users across verticals can quickly deploy business logic and comply with policies and regulations throughout their organizations.

Our platforms possess modern, modular architecture and are digital-driven. They empower customers to respond to the rapidly changing insurance market and frequent regulatory changes, while improving the efficiency of their core operations. These process enhancements increase revenue and reduce costs.

Recent Developments

Third Quarter 2020 Preliminary Financial Results

We are currently finalizing our consolidated financial results for the three months ended September 30, 2020. While complete financial information and operating data are not yet available, set forth below are certain preliminary estimates of the results of operations that we expect to report for our quarter ended September 30, 2020 disclosed in good faith based upon our internal estimates for the quarter ended September 30, 2020. Our actual results may differ materially from these estimates due to the completion of our quarter-end closing procedures, final adjustments and other developments that may arise between now and the time the consolidated financial results for our third quarter are finalized. As a result, these estimates are preliminary and unaudited, may change and constitute forward-looking information and, as a result, are subject to risks and uncertainties. All percentage comparisons to the prior year period are measured to the midpoint of the range provided below.

The following are our preliminary estimates for the three months ended September 30, 2020:

●	GAAP revenue between $96.1 million and $97.3 million.

●	Non-GAAP revenue between $96.5 million and $97.5 million, representing a 17.4% increase to the mid point of this range from $82.6 million in revenue in the corresponding prior year period.

●	GAAP operating profit between $10.9 million and $12.1 million.

●	Non-GAAP operating profit between $16.6 million and $17.2 million, representing a 24.8% increase to the mid-point of this range from $13.5 million in operational profit in the corresponding prior year period.

Reconciliation of revenue and operating profit between GAAP and Non-GAAP are shown in the table below.

Range of Estimates (in $ millions)
Quarter ended September 30, 2020

GAAP revenues	$96.1 – 97.3

Valuation adjustment on acquired deferred revenues	$0.4 – 0.2

Non-GAAP revenues	$96.5 - $97.5

Range of Estimates (in $ millions)
Quarter ended September 30, 2020

GAAP operating profit	$10.9 – 12.1

Valuation adjustment on acquired deferred revenues	$0.4 – 0.2
Amortization of other intangible assets	$3.0 – 2.9
Capitalization of software development, net of amortization	$0.1 – 0
Stock-based compensation	$1.4 – 1.3
Compensation related to acquisition and acquisition-related costs	$0.8 – 0.7

Non-GAAP operating profit	$16.6 – 17.2

The estimates above represent the most current information available to management and do not present all necessary information for an understanding of our financial condition as of and the results of operations for the three months ended September 30, 2020. We have provided a range for the preliminary results described above primarily because our financial closing procedures for the three months ended September 30, 2020 are not yet complete. As a result, there is a possibility that our final results will vary from these preliminary estimates. We currently expect that our final results will be within the ranges described above. It is possible, however, that our final results will not be within the ranges we currently estimate. The estimates for the three months ended September 30, 2020 are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Forward-Looking Statements,” and “Summary Consolidated Financial Data” included elsewhere in this prospectus supplement as well as with “Operating and Financial Review and Prospects” and our consolidated financial statements included in our most recent Annual Report on Form 20-F for the year ended December 31, 2019 and our other reports filed with the SEC and incorporated by reference herein.

The preliminary consolidated financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management and has not been reviewed or audited by our independent registered public accounting firm. Accordingly, our independent auditors do not express an opinion or any other form of assurance with respect to this preliminary data.

We expect our closing procedures with respect to the three months ended September 30, 2020 to be completed in November 2020. Accordingly, our consolidated financial statements as of and for the three months ended September 30, 2020 will not be available until after this offering is completed.

We believe that we have navigated the difficult economic conditions posed by the COVID-19 pandemic in a manner that has enabled us to continue to successfully grow our business on the revenue and profit level through the first nine months of 2020. While difficult economic conditions remain, we believe that the positive tailwinds and momentum on revenue and profit in our business will continue further.

Corporate Information

We are a Cayman Islands exempted company (i.e., a company whose objects are to be carried out mainly outside of the Cayman Islands) that operates under the Companies Law (as revised) of the Cayman Islands. We were incorporated and registered in the Netherlands Antilles on April 6, 1990. Following the dissolution of the Netherlands Antilles in late 2010, we became registered under the provisions of the Curaçao Civil Code. In November 2017, our shareholders approved, and in August 2018 we effected, the migration of the legal domicile of our company to the Cayman Islands. We are registered as an Israeli company for tax purposes only. Our principal executive office is located at Azrieli Center, 26 Harokmim St., Holon, Israel and our telephone number at that office is +972-3-790-2000. Our agent for service of process in the US is our subsidiary, Sapiens Americas Corporation, 801 Corporate Center Drive, Suite 320, Cary, Raleigh NC 27607, USA. Our website address is http://www.sapiens.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein, we refer to various trademarks that we use in our business. Sapiens® is one of our registered trademarks. We also have several other registered trademarks relating to our products. Any other trademarks or service marks appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference therein are the property of their respective holders.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of Nasdaq Listing Rule 5005(a)(18), as we are governed by the laws of the Cayman Islands and we meet the other criteria set forth for a “foreign private issuer” under Rule 3b-4(c) under the Securities Exchange Act of 1934, or the Exchange Act. As long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	Regulation FD, which imposes certain restrictions on the selective disclosure of material information;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring filing with the SEC of quarterly periodic reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Foreign private issuers also are exempt from certain more stringent executive compensation disclosure rules. Thus, so long as we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not a foreign private issuer.

Additional Information

For a further discussion of our business, we urge you to read the documents incorporated by reference herein, including our Annual Report for year ended December 31, 2019 and our other reports filed with, or furnished to, the SEC and incorporated by reference herein. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

The Offering

Common shares offered by us	$100,000,000 of Common Shares.

Option to purchase additional common shares	The underwriters have an option to purchase up to $15,000,000 of additional common shares from us on the same terms and conditions described herein. The underwriters can exercise this option at any time within 30 days from the date of this prospectus supplement.

Common shares to be outstanding immediately following this offering	common shares (or common shares if the underwriters exercise their option to purchase additional common shares in full).

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $                  million or approximately $                   million if the underwriters exercise their option to purchase additional common shares in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, acquisitions or investments in companies, products or technologies and additions to working capital. However, we have not entered into any agreements for, or otherwise committed to, any specific acquisitions at this time. Pending these uses, we intend to invest the net proceeds in high quality, short-term fixed income instruments which may include corporate, financial institution, federal agency or U.S. government obligations. See “Use of Proceeds.”

Dividend policy	In August 2019, our board of directors adopted a dividend policy, under which each year, after publishing our annual audited consolidated financial statements in our Annual Report on Form 20-F, our board of directors will announce the distribution of a cash dividend in an amount of up to 40% of our annual net profit (on a non-GAAP basis). Our board of directors may change, whether as a result of a one-time decision or a change in policy, the rate of dividend distributions and/or decide not to distribute a dividend. The distribution of dividends, if any, will be made in compliance with Cayman Islands law, our memorandum of association and our articles of association, as well as our contractual obligations. Concurrently with our adoption of this new dividend policy, we declared a cash dividend of $0.22 per share, or $11 million, in the aggregate, which was paid in September 2019. In addition, we declared a cash dividend of $0.14 per share, or $7.0 million, in the aggregate, which was paid in June 2020.

Nasdaq Global Select Market and TASE symbol	“SPNS”

Risk factors	Investing in our common shares involves significant risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement, beginning on page 3 of the accompanying prospectus and in the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in our common shares.

The number of our common shares to be outstanding immediately following the closing of this offering is based on 50,409,132 common shares outstanding as of June 30, 2020 and excludes, as of that date:

●	1,040,450 common shares issuable upon the exercise of outstanding stock options under our 2011 Share Incentive Plan, at a weighted average exercise price of $9.62 per share;

●	238,005 common shares issuable upon the vesting of restricted share units outstanding under our 2011 Share Incentive Plan; and

●	2,682,217 common shares available for future grant under our 2011 Share Incentive Plan.

Unless specifically stated, the information in this prospectus supplement does not take into account the exercise of the underwriters’ option to purchase up to $15,000,000 of additional common shares granted to the underwriters by us or the exercise of the outstanding options or issuance of common shares upon the vesting of outstanding restricted stock units.

Summary Consolidated Financial Data

The following tables set forth a summary of our consolidated financial data. The summary consolidated statements of income data for the years ended December 31, 2017, 2018 and 2019, and the summary consolidated balance sheet data as of December 31, 2018 and 2019, have been derived from our audited consolidated financial statements that appear in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus supplement. The audited financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP, except as otherwise described therein.

The summary historical consolidated statements of income data (unaudited) for the six months ended June 30, 2019 and 2020, and the summary consolidated balance sheet data (unaudited) as of June 30, 2020, have been derived from our unaudited consolidated financial statements as of, and for the six month period ended, June 30, 2020, which we furnished to the SEC as Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K on October 13, 2020, or our 2020 six month report, which is incorporated by reference in this prospectus supplement.

The historical financial results presented below are not necessarily indicative of results that can be expected for any future period. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the operating results that may be expected for the full year. The unaudited consolidated financial statement data was prepared on a basis consistent with our audited consolidated financial statement data and includes, in the opinion of our management, all adjustments necessary for the fair presentation of the financial information contained in that data.

The information presented below is qualified by: (i) the more detailed historical audited consolidated financial statements as of, and for the year ended, December 31, 2019, the notes thereto and the discussion under “Operating and Financial Review and Prospects” included in Items 5 and 18 of our Annual Report on Form 20-F for the year ended December 31, 2019; and (ii) our 2020 six month report, including the unaudited financial statements and the notes thereto, both of which are incorporated by reference herein.

Statements of Income Data:

	Year Ended December 31,			Six Months Ended June 30,
	2017	2018	2019	2019	2020
	(U.S. dollars in thousands, except per share data)
Revenues	$269,194	$289,707	$325,674	$156,316	$183,597
Cost of revenues	175,678	180,138	196,153	95,055	109,074
Gross profit	93,516	109,569	129,521	61,261	74,523
Operating expenses:
Research and development, net	31,955	34,414	37,378	17,700	19,854
Selling, marketing, general and administrative	60,559	52,133	54,274	26,030	31,988
Total operating expenses	92,514	86,547	91,652	43,730	51,842
Operating income:	1,002	23,022	37,869	17,531	22,681
Financial expenses, net	3,010	3,991	2,768	1,488	1,550
Income (loss) before taxes on income (tax benefit)	(2,008)	19,031	35,101	16,043	21,131
Taxes on income (tax benefit)	(2,564)	5,031	8,610	4,001	4,911
Net income	556	14,000	26,491	12,042	16,220
Attributed to redeemable non-controlling interest	43	-	-	-	-
Attributed to non-controlling interest	(189)	215	244	47	103
Adjustment to redeemable non-controlling interest	350	-	-	-	-
Net income attributable to Sapiens’ shareholders	352	13,785	26,247	11,995	16,117
Basic net earnings per share attributable to Sapiens’ shareholders	$0.01	$0.28	$0.53	$0.24	$0.32
Diluted net earnings per share attributable to Sapiens’ shareholders	$0.01	$0.28	$0.52	$0.24	$0.32
Weighted average number of shares used in computing basic net earnings per share (in thousands)	49,170	49,827	50,031	49,994	50,236
Weighted average number of shares used in computing diluted net earnings per share (in thousands)	49,926	50,106	50,653	50,430	51,128

Balance Sheet Data:

	As of December 31,			As of June 30,
	2017	2018	2019	2020
	(U.S. dollars in thousands)
Cash and cash equivalents	$71,467	$64,628	$66,295	$127,978
Working capital	60,804	48,206	42,311	75,877
Total assets	373,619	378,865	452,421	527,294
Capital stock	221,864	215,613	217,711	221,425
Total equity	200,874	202,484	225,498	237,058

Non-GAAP Financial Data

	For the Six Months Ended June 30,
	2019	2020
	(U.S. dollars in thousands, except per share data)
Non-GAAP gross profit	$67,898	$81,691
Non-GAAP operating income	24,331	31,397
Non-GAAP net income attributable to Sapiens’ shareholders	17,931	23,752
Non-GAAP adjusted EBITDA	25,881	33,579

While we report our results in accordance with GAAP, we believe that the non-GAAP measures of our financial results set forth above, consisting of non-GAAP gross profit, non-GAAP operating income, non-GAAP net income attributable to Sapiens’ shareholders and adjusted EBITDA, provide useful information to our investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining executive and senior management incentive compensation and for budgeting and planning purposes. These measures are used in financial reports prepared for management and in quarterly financial reports presented to our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those used by other software companies, many of which present similar non-GAAP financial measures to investors.

As shown below in the table labeled “Reconciliation of GAAP to Non-GAAP Results,” the non-GAAP measures that we present above for the six-month periods ended June 30, 2019 and 2020 reflect important eliminations of GAAP-based line items that do not accurately reflect how our management evaluates the financial condition of our business in an ongoing manner. Those eliminations generally fall into one of the following categories:

●	Elimination to adjust timing as to when expense actually occurs — These include: amortization of capitalized software and capitalization of software development. Management views the expense for software development as incurred when we outlay the cash, not spread out over a subsequent period of time, which is how these GAAP-based line items treat those expenses.

●	Elimination of non-cash, deemed expenses under GAAP — Under GAAP, we are required to treat stock-based compensation as an expense. Because we do not spend any cash when we award such compensation, however, our management does not view it as an expense, and we eliminate it for purposes of our non-GAAP results.

●	Elimination of expenses that serve as consideration in acquisitions/asset purchases — Under GAAP principles, future payments that are contingent upon employment continuation to executives or equity holders of companies that we acquire are expensed over time (and categorized as “Compensation related to acquisition” in the non-GAAP reconciliations). Our management views these payments as part of the purchase price for acquisition of the target company and/or its assets, and not as subsequent expenses, and we have therefore eliminated them from our non-GAAP results. In addition, other intangible assets identified as part of business combination are amortized over their estimated useful life. Our management views these amortization expenses of other intangible assets as part of the purchase price for acquisition of the target company and/or its assets, and not as subsequent expenses, and we have therefore eliminated them from our non-GAAP results.

We define Adjusted EBITDA as net profit, adjusted for stock-based compensation expense, depreciation and amortization, capitalization of software development costs, compensation expenses related to acquisition and acquisition-related costs, financial expense (income), provision for income taxes and other income (expenses).

Our management does not consider our non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in conjunction with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, which is set forth below, and not to rely on any single financial measure to evaluate our business.

Reconciliation of GAAP to Non-GAAP Results

	Six months ended
	June 30,
	2019	2020
	(U.S. dollars in thousands, except per share amounts)
GAAP gross profit	$61,261	$74,523
Amortization of capitalized software	2,731	3,027
Amortization of other intangible assets	3,906	4,141
Non-GAAP gross profit	$67,898	$81,691

GAAP operating income	$17,531	$22,681
Gross profit adjustments	6,637	7,168
Capitalization of software development	(2,962)	(2,688)
Amortization of other intangible assets	1,075	1,287
Stock-based compensation	741	1,386
Acquisition-related costs *	1,309	1,563
Non-GAAP operating income	$24,331	$31,397

GAAP net income attributable to Sapiens’ shareholders	$11,995	$16,117
Operating income adjustments	6,800	8,716
Tax and other	(864)	(1,081)
Non-GAAP net income attributable to Sapiens’ shareholders	$17,931	$23,752

(*)	Acquisition-related costs pertain to charges on behalf of M&A agreements related to future performance targets and retention criteria, as well as third-party services, such as, tax, accounting and legal rendered until the acquisition date.

Reconciliation of GAAP Operating Income to Adjusted EBITDA

	Six Months Ended
	June 30
	2019	2020
	(U.S. dollars in thousands)
GAAP operating income	$17,531	$22,681

Non-GAAP adjustments:
Amortization of capitalized software	2,731	3,027
Amortization of other intangible assets	4,981	5,428
Capitalization of software development	(2,962)	(2,688)
Stock-based compensation	741	1,386
Compensation related to acquisition and acquisition-related costs	1,309	1,563
Non-GAAP operating income	$24,331	$31,397
Depreciation	1,550	2,182
Adjusted EBITDA	$25,881	$33,579

RISK FACTORS

You should carefully consider the risks described below in addition to the remainder of this prospectus supplement and the accompanying prospectus and the factors discussed in our public filings with the SEC, including the information provided under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, before making an investment decision. The risks and uncertainties described below and incorporated by reference into this prospectus are not the only ones related to our business, our common shares or this offering. Additional risks and uncertainties that we are unaware of, that were not presently known to us or that we currently believe are immaterial may also become important factors that materially and adversely affect our business. If any of the following risks actually occurs, our business operations, financial conditions, results of operations and prospects could be materially and adversely affected.

Risks Related to Our Business

The global outbreak of COVID-19 (coronavirus) may negatively impact the global economy in a significant manner for an extended period of time, and also adversely affect our operating results in a material manner.

As of the date of the prospectus supplement, the COVID-19 (coronavirus) pandemic had made a significant impact on global economic activity, with governments around the world having closed office spaces, public transportation and schools, and restricting travel. These closures and restrictions, if continued for a sustained period, could trigger a global recession that could negatively impact our business in a material manner. Most importantly, our insurer customers may be less likely to purchase large insurance software systems if they face a wave of claims related to the virus, or they may reduce the amount of work for which they retain our services if they experience a slowdown in their businesses.

Prolonged economic uncertainties or downturns in certain regions or industries could materially adversely affect our business. Our business depends on our current and prospective customers’ ability and willingness to invest money in core systems, which in turn is dependent upon their overall economic health. Negative economic conditions in the global economy or certain regions such as the United States or Europe, including conditions resulting from financial and credit market fluctuations, could cause a decrease in corporate spending on products and services that we sell. Wide-spread viruses and epidemics like the recent novel coronavirus outbreak, could also negatively affect our customers’ spending on our products and services. In 2019, 50% of our revenues generated from North America, 41% of our revenues generated from Europe, and 9% from the rest of the world. In addition, a significant portion of our revenue is generated from customers in the financial services industry, including banking and insurance. Negative economic conditions may cause customers generally, and in that industry in particular, to reduce their IT spending. Customers may delay or cancel projects, choose to focus on in-house development efforts or seek to lower their costs by renegotiating maintenance and support agreements. Additionally, customers may be more likely to make late payments in worsening economic conditions, which could require us to increase our collection efforts and require us to incur additional associated costs to collect expected revenues. To the extent purchases of licenses for our software are perceived by customers and potential customers to be discretionary, our revenues may be disproportionately affected by delays or reductions in general IT spending. If economic conditions generally or in the industries in which we operate specifically, worsen from present levels, our results of operations could be adversely affected.

In addition, to the extent COVID-19 or any worsening of the global business and economic environment as a result adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section and the risk factors in our Annual Report on Form 20-F for the year ended December 31, 2019.

Significant disruptions of our information technology systems or breaches of our data security could adversely affect our business

A significant invasion, interruption, destruction or breakdown of our information technology, or IT, systems and/or infrastructure by persons with authorized or unauthorized access could negatively impact our business and operations. We could also experience business interruption, information theft and/or reputational damage from cyber-attacks, which may compromise our systems and lead to data leakage internally. Both data that has been inputted into our main IT platform, which covers records of transactions, financial data and other data reflected in our results of operations, as well as data related to our proprietary rights (such as research and development, and other intellectual property- related data), are subject to material cyber security risks. We experience cyber-attacks and other security incidents of varying degrees from time to time, though none which individually or in the aggregate has led to costs or consequences which have materially impacted our operations or business. We experienced attacks in or about April 2020, which resulted in a ransom payment and a brief interruption of service availability to customers, prior to restoration of secure computing operations. The amount paid in connection with, and the consequences of, the foregoing did not have a material adverse effect on our business or operations. In response, we have implemented further controls and planned for other preventative actions to further strengthen our systems against future attacks. However, we cannot assure you that such measures will provide absolute security, that we will be able to react in a timely manner, or that our remediation efforts following past or future attacks will be successful.

We have invested in advanced detection, prevention and proactive systems to reduce these risks. Based on independent audits, we believe that our level of protection is in keeping with the industry standards of peer technology companies. We also maintain a disaster recovery solution, as a means of assuring that a breach or cyber-attack does not necessarily cause the loss of our information. We furthermore review our protections and remedial measures periodically in order to ensure that they are adequate.

Despite these protective systems and remedial measures, techniques used to obtain unauthorized access are constantly changing, are becoming increasingly more sophisticated and often are not recognized until after an exploitation of information has occurred. We may be unable to anticipate these techniques or implement sufficient preventative measures, and we therefore cannot assure you that our preventative measures will be successful in preventing compromise and/or disruption of our information technology systems and related data. We furthermore cannot be certain that our remedial measures will fully mitigate the adverse financial consequences of any cyber-attack or incident.

Our deed of trust related to our Series B Debentures contains certain affirmative covenants and restrictive provisions that, if breached, could result in an increase in the interest rate and, potentially, an acceleration of our obligation to repay those debentures, which we may be unable to effect.

In the deed of trust that we have entered into with the trustee for the holders of our Series B Debentures, or the debentures, which we offered and sold in an Israeli public offering and Israeli private placement in September 2017 and June 2020, we have undertaken to maintain a number of conditions and limitations on the manner in which we can operate our business, including limitations on our ability to undergo a change of control, distribute dividends, incur a floating charge on our assets, or undergo an asset sale or other change that results in a fundamental change in our operations. The deed of trust also requires us to comply with certain financial covenants, including maintenance of a minimum shareholders’ equity level and a maximum ratio of financial indebtedness to shareholders’ equity, at levels that are customary for companies of comparable size. These limitations and covenants may force us to pursue less than optimal business strategies or forego business arrangements that could otherwise be financially advantageous to us and, by extension, our debenture holders. The deed of trust furthermore provides for an upwards adjustment in the interest rate payable under the debentures in the event that our debentures’ rating is downgraded below a certain level. A breach of the financial covenants for more than two successive quarters or a substantial downgrade in the Israeli rating of the debentures (below BBB-) would constitute an event of default that could result in the acceleration of our obligation to repay the debentures, of which there is US$118.5 million principal amount outstanding (as of September 30, 2020), which accelerated repayment may be difficult for us to effect.

Risks Relating to Ownership of our Common Shares and this Offering

We have broad discretion to determine how to use the funds raised in this offering, and we may use them in ways that may not enhance our results of operations or the price of our common shares.

We currently intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, acquisitions of complementary companies, products or technologies, additions to working capital and other investments. However, we have not entered into any agreements for, or otherwise committed to, any specific acquisitions at this time. Pending these uses, we intend to invest the net proceeds in high quality, short-term fixed income instruments which may include corporate, financial institution, federal agency or U.S. government obligations. Accordingly, we will have broad discretion as to how we use the net proceeds of this offering. We could spend the proceeds from this offering in ways that our shareholders may not agree with or that do not yield a favorable return. You will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Investors in this offering will need to rely upon the judgment of our board of directors and management with respect to the use of proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations and prospects could be harmed, and the market price of our common shares could decline.

There is relatively limited trading volume for our common shares, which reduces liquidity for our shareholders, and may furthermore cause the share price to be volatile, all of which may lead to losses by investors.

There has historically been limited trading volume in our common shares, both on the Nasdaq Global Select Market and the TASE. While recently there has been improvement, the trading volume is still relatively low, which results in reduced liquidity for our shareholders. As a further result of the historically limited volume, our common shares have experienced significant market price volatility in the past and may experience significant market price and volume fluctuations in the future, in response to factors such as announcements of developments related to our business, announcements by competitors, quarterly fluctuations in our financial results and general conditions in the industry in which we compete.

We are a foreign private issuer under the rules and regulations of the SEC and are therefore exempt from a number of rules under the Exchange Act and are permitted to file less information with the SEC than a domestic U.S. reporting company, which reduces the level and amount of disclosure that you receive.

As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act; and are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our common shares. Accordingly, you receive less information about our company than you would receive about a domestic U.S. company, and are afforded less protection under the U.S. federal securities laws than you would be afforded in holding securities of a domestic U.S. company.

As a foreign private issuer, we are also permitted, and have begun, to follow certain home country corporate governance practices instead of those otherwise required under the Listing Rules of the Nasdaq Stock Market for domestic U.S. issuers. We have informed the Nasdaq Global Select Market that we follow home country practice—in the Cayman Islands— with regard to, among other things, composition of our board of directors (whereby a majority of the members of our board of directors need not be “independent directors,” as is generally required for domestic U.S. issuers), director nomination procedures and approval of compensation of officers. In addition, we have opted to follow home country law instead of the Listing Rules of the Nasdaq Stock Market that require that a listed company obtain shareholder approval for certain dilutive events, such as the establishment or amendment of certain equity-based compensation plans, an issuance that will result in a change of control of the Company, certain transactions other than a public offering involving issuances of a 20% or greater interest in the Company, and certain acquisitions of the stock or assets of another company. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the Nasdaq Global Select Market may provide our shareholders with less protection than they would have as stockholders of a domestic U.S. company.

Our shareholder, Formula Systems (1985) Ltd., beneficially owns approximately 47.91% of our outstanding common shares and therefore asserts a significant influence over matters requiring shareholder approval, which could delay or prevent a change of control that may benefit our public shareholders.

Formula Systems (1985) Ltd. beneficially owns approximately 47.91% of our outstanding common shares. As a result, it exercises a significant influence over our operations and business strategy and has sufficient voting power to control the outcome of various matters requiring shareholder approval. These matters may include:

■	the composition of our board of directors, which has the authority to direct our business and to appoint and remove our officers;

■	approving or rejecting a merger, consolidation or other business combination;

■	raising future capital; and

■	amending our articles of association, which govern the rights attached to our common shares.

This concentration of ownership of our common shares could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common shares that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common shares. This concentration of ownership may also adversely affect our share price.

Service of process and enforcement of legal proceedings commenced against us in the United States may be difficult to obtain.

We operate under the laws of the Cayman Islands and a majority of our assets are located outside of the United States. In addition, most of our directors and executive officers reside outside of the United States. As a result, it may be difficult for investors to affect service of process within the United States upon us and such other persons, or to enforce judgments obtained against such persons in United States courts, and bring any action, including actions predicated upon the civil liability provisions of the United States securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts or jurisdictions located outside of the United States, rights predicated upon the United States securities laws.

We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or our directors and executive officers residing outside of the United States reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law, and not U.S. law, is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors.

Moreover, among other reasons, including but not limited to, fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. For more information, see the section titled “Enforceability of Civil Liabilities.”

Based on the advice of our Cayman Islands legal counsel, we believe no reciprocal statutory enforcement of foreign judgments exists between the United States and the Cayman Islands, and that foreign judgments originating from the United States are not directly enforceable in the Cayman Islands. A prevailing party in a United States proceeding against us or our officers or directors would have to initiate a new proceeding in the Cayman Islands using the United States judgment as evidence of the party’s claim. A prevailing party could rely on the summary judgment procedures available in the Cayman Islands, subject to available defenses in the Cayman Islands courts, including, but not limited to, the lack of competent jurisdiction in the United States courts, lack of due service of process in the United States proceeding and the possibility that enforcement or recognition of the United States judgment would be contrary to the public policy of the Cayman Islands.

Depending on the nature of damages awarded, civil liabilities under the Securities Act or the Exchange Act for original actions instituted outside the Cayman Islands may or may not be enforceable. For example, a United States judgment awarding remedies unobtainable in any legal action in the courts of the Cayman Islands, such as treble damages, would likely not be enforceable under any circumstances.

There can be no assurance that we will not be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States Holders of our common shares.

We would be a passive foreign investment company, or PFIC, for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended), or (ii) 50% or more of the value of our assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. Based on our market capitalization and the composition of our income, assets and operations, we believe that we were not a PFIC for United States federal income tax purposes for 2019 and do not expect to be a PFIC in 2020. However, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the value of our assets for purposes of the PFIC determination may be determined by reference to the public price of our common shares, which could fluctuate significantly. In addition, it is possible that the Internal Revenue Service may take a contrary position with respect to our determination in any particular year, and therefore, there can be no assurance that we were not a PFIC for 2019 or will not be classified as a PFIC for the current taxable year or in the future. Certain adverse United States federal income tax consequences could apply to a United States Holder (as defined in “Material Tax Considerations—U.S. Federal Income Tax Considerations”) if we are treated as a PFIC for any taxable year during which such United States Holder holds our common shares. United States Holders should consult their tax advisors about the potential application of the PFIC rules to their investment in our common shares. For further discussion, see “Material Tax Consideration—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company.”

If a United States person is treated as owning at least 10% of our common shares, such holder may be subject to adverse United States federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our common shares, such person may be treated as a “United States shareholder” with respect to each controlled foreign corporation, or CFC, in our group (if any). In addition, because our group includes one or more United States subsidiaries, certain of our non-U.S. subsidiaries could be treated as CFCs, regardless of whether or not we are treated as a CFC. A United States shareholder of a CFC may be required to report annually and include in its United States taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in United States property by CFCs, regardless of whether we make any distributions. An individual who is a United States shareholder with respect to a CFC generally is not allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a United States corporation. Failure to comply with these obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s United States federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist investors in determining whether any of our non-U.S. subsidiaries are treated as CFCs or whether such investor is treated as a United States shareholder with respect to any such CFCs or furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The United States Internal Revenue Service has provided limited guidance on situations in which investors may rely on publicly available information to comply with their reporting and tax paying obligations with respect to foreign-controlled CFCs. A United States investor should consult its advisors regarding the potential application of these rules to an investment in our common shares.

If you purchase common shares in this offering, you will suffer immediate and substantial dilution in the book value per common share you purchase.

After giving effect to the sale of                 common shares in this offering, at the public offering price of $         per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, you will experience immediate and substantial dilution of $         per share, representing the difference between the public offering price per share and our as adjusted net tangible book value per share as of June 30, 2020 after giving effect to this offering. If holders of outstanding options to acquire our common shares exercise those options at prices below the public offering price per share, and upon vesting of outstanding restricted share units that we have granted, you will experience further dilution. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $            million (or approximately $      million if the underwriters exercise their option to purchase additional common shares in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, acquisitions or investment in companies, products or technologies and additions to working capital. However, we have not entered into any agreements for, or otherwise committed to, any specific acquisitions at this time.

Pending these uses, we intend to invest the net proceeds in high quality, short-term fixed income instruments which may include corporate, financial institution, federal agency or U.S. government obligations. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, liabilities towards our Series B Debentures holders and capitalization as of June 30, 2020:

●	on an actual basis; and

●	on an as adjusted basis to give effect to this offering and the receipt of the estimated net proceeds to us therefrom.

You should read this information in conjunction with our unaudited consolidated financial statements as of, and for the six-months ended, June 30, 2020 that are annexed as Exhibit 99.1 to our report of foreign private issuer on Form 6-K furnished to the SEC on October 13, 2020, which is incorporated by reference in this prospectus supplement and the “Risk Factors” above (including those incorporated by reference therein), and our consolidated financial statements and the related notes incorporated by reference from our Annual Report on Form 20-F for the year ended December 31, 2019. See “Where You Can Find More Information.”

	As of June 30, 2020
	Actual	As Adjusted
	(U.S. dollars in thousands)
Cash and cash equivalents	$127,978	$
Long-term liabilities:
Series B Debentures, net of current maturities	98,434		98,434
Total long-term liabilities	165,667		165,667
Shareholders’ Equity:
Common shares, €0.01 par value: Authorized – 70,000,000 shares; issued – 52,737,428 shares (actual) and shares (as adjusted); outstanding - 50,409,132 shares (actual) and shares (as adjusted)	700
Additional paid-in capital	220,725
Treasury shares, at cost – 2,328,296 common shares (actual and as adjusted)	(9,423)		(9,423)
Accumulated other comprehensive loss	(3,712)		(3,712)
Retained earnings	26,980		26,980
Total Sapiens shareholders’ equity	$235,270	$
Non-controlling interests	1,788		1,788
Total capitalization	$402,725	$

The above table excludes, as of June 30, 2020:

●	1,040,450 common shares issuable upon the exercise of outstanding stock options under our 2011 Share Incentive Plan, at weighted average exercise price of $9.62 per share;

●	238,005 common shares issuable upon the vesting of restricted share units outstanding under our 2011 Share Incentive Plan; and

●	2,682,217 common shares available for future grant under our 2011 Share Incentive Plan.

DILUTION

If you invest in our common shares, your interest will be diluted immediately to the extent of the difference between the amount per share paid by purchasers of common shares in this public offering and the as adjusted net tangible book value per common share immediately after this offering.

Our net tangible book value as of June 30, 2020 was approximately $(11.2) million, or $(0.22) per share. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of our outstanding common shares. Dilution represents the difference between the portion of the amount per share paid by purchasers of common shares in this offering and the as adjusted net tangible book value per common share immediately after giving effect to this offering.

After giving effect to the sale of               common shares in this offering at the public offering price of $      per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at June 30, 2020 would have been approximately $               million, or $           per common share. This represents an immediate increase in as adjusted net tangible book value of $           per share to existing shareholders and an immediate dilution of $           per share to investors participating in this offering.

The following table illustrates this per share dilution:

Public offering price per share			$
Net tangible book value per share as of June 30, 2020		$(0.22)
Increase per share attributable to new investors	$

As-adjusted net tangible book value per share as of June 30, 2020 after giving effect to this offering			$
Dilution per share to investors participating in this offering			$

If the underwriters exercise their option to purchase                 additional common shares in full at the public offering price of $        per share, the as adjusted net tangible book value after this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, would be approximately $         per common share as of June 30, 2020, representing an increase in net tangible book value of approximately $        per share to existing shareholders and immediate dilution in as adjusted net tangible book value of approximately $         per share to new investors purchasing our common shares in this offering at the public offering price.

The above discussion and table are based on 50,409,132 common shares issued and outstanding as of June 30, 2020 and exclude the following:

●	1,040,450 common shares issuable upon the exercise of outstanding stock options under our 2011 Share Incentive Plan, at weighted average exercise price of $9.62 per share;

●	238,005 common shares issuable upon the vesting of restricted share units outstanding under our 2011 Share Incentive Plan; and

●	2,682,217 common shares available for future grant under our 2011 Share Incentive Plan.

To the extent that any of these outstanding options are exercised or we issue additional shares under our equity incentive plans, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MATERIAL TAX CONSIDERATIONS

The following is a short summary of the material provisions of the tax environment to which shareholders may be subject under Israeli laws, US federal income tax laws and Cayman Islands tax laws. This summary is based on the current provisions of tax law and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in the discussion will be accepted by the appropriate tax authorities or the courts.

The summary does not address all of the tax consequences that may be relevant to all purchasers of our common shares in light of each purchaser’s particular circumstances and specific tax treatment. In particular, the discussion does not address the tax consequences under state, local and other (e.g., non-US, non- Cayman Islands, non-Israeli) tax laws. The summary below furthermore does not address the tax treatment of traders in securities who are subject to specific tax regimes. As individual circumstances may differ, holders of our common shares should consult their own tax adviser as to the United States, Israeli, Cayman Islands or other tax consequences of the purchase, ownership and disposition of common shares. The following is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. Each individual should consult his or her own tax or legal adviser.

Israeli Tax Considerations

Tax Consequences Regarding Disposition of Our Common Shares

Overview

Israeli law generally imposes a capital gain tax on the sale of capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares of Israeli companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli Income Tax Ordinance distinguishes between “Real Capital Gain” and “Inflationary Surplus”. The Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. The Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus.

Capital gain

Israeli Resident Shareholders

As of January 1, 2012, the tax rate applicable to Real Capital Gain derived by Israeli individuals from the sale of shares, whether or not listed on a stock exchange, is 25%, unless such shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares, in which case the gain will generally be taxed at a rate of 30%. However, if such shareholder is considered a Substantial Shareholder (i.e., a person who holds, directly or indirectly, alone or together with another person who collaborates with such person on a permanent basis, 10% or more of any of the company’s “means of control” (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company’s liquidation proceeds and the right to appoint a director)) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. Individual shareholders dealing in securities in Israel are taxed at their marginal tax rates applicable to business income (up to 47% in 2020).

Under current Israeli tax legislation, the tax rate applicable to Real Capital Gain derived by Israeli resident corporations from the sale of shares of an Israeli company is the general corporate tax rate. As described above, the current corporate tax rate is 23%.

Non-Israeli Resident Shareholders

Israeli capital gain tax is imposed on the disposal of capital assets by a non-Israeli resident if such assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company; or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. As mentioned above, Real Capital Gain is generally subject to tax at the corporate tax rate (currently 23%) if generated by a company, or at the rate of 25% or 30%, if generated by an individual. Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (the corporate tax rate for a corporation and marginal tax rates of up to 47% for an individual in 2020).

Notwithstanding the foregoing, shareholders who are non-Israeli residents (individuals and corporations) are generally exempt from Israeli capital gain tax on any gains derived from the sale, exchange or disposition of shares publicly traded on the TASE or on a recognized stock exchange outside of Israel, provided, among other things, that (i) such gains are not generated through a permanent establishment that the non-Israeli resident maintains in Israel, (ii) the shares were purchased after being listed on a recognized stock exchange, and (iii) with respect to shares listed on a recognized stock exchange outside of Israel, such shareholders are not subject to the Israeli Income Tax Law (Inflationary Adjustments) 5745-1985. However, non-Israeli corporations will not be entitled to the foregoing exemptions if Israeli residents (a) have a controlling interest of more than 25% in such non-Israeli corporation, or (b) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

In addition, a sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, under the U.S.-Israel Tax Treaty, or the U.S-Israel Treaty, the sale, exchange or disposition of shares of an Israeli company by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Treaty) holding the shares as a capital asset is exempt from Israeli capital gain tax unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting rights during any part of the 12-month period preceding such sale, exchange or disposition; (ii) the shareholder, if an individual, has been present in Israel for a period or periods of 183 days or more in the aggregate during the applicable taxable year; (iii) the capital gain arising from such sale are attributable to a permanent establishment of the shareholder which is maintained in Israel; (iv) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (v) the capital gain arising from such sale, exchange or disposition is attributed to royalties; or (vi) the shareholder is a U.S. resident (for purposes of the U.S.-Israel Treaty) and is not holding the shares as a capital asset. In each case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Treaty, a U.S. resident would be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S-Israel Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their common shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Taxes Applicable to Dividends

Israeli Resident Shareholders

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our common shares (other than bonus shares or share dividends) at the rate of 25%, or 30% if the recipient of such dividend is a Substantial Shareholder at the time of distribution or at any time during the preceding 12-month period. However, dividends distributed from taxable income allocated and accrued during the benefits period of an Approved Enterprise or Benefited Enterprise (as defined under the Israeli Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law) are subject to withholding tax at the rate of 15% (if the dividend is distributed during the tax benefits period under the Investment Law or within 12 years after such period except with respect to a Foreign Investors’ Company, or FIC, in which case the 12 year limit does not apply) or 20% with respect to a Preferred Enterprise (as defined under the Investment Law). A blended rate will be set in case the dividend is distributed from mixed types of income (regular and approved/beneficiary/ preferred income).

Israeli resident corporations are generally exempt from Israeli corporate tax for dividends paid on shares of Israeli resident corporations (such as our common shares). However, dividends distributed from taxable income accrued during the benefits period of an Approved Enterprise or Benefited Enterprise are subject to withholding tax at the rate of 15%, if the dividend is distributed during the tax benefits period under the Investment Law or within 12 years after such period.

Non-Israeli Resident Shareholders

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on ordinary shares, such as our common shares, at the rate of 25% or 30% (if the dividend recipient is a Substantial Shareholder at the time of distribution or at any time during the preceding 12-month period) or 15% if the dividend is distributed from income attributed to our Approved Enterprise or 20% with respect to our Preferred Enterprise. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a Nominee Company (whether the recipient is a Substantial Shareholder or not), and 15% if the dividend is distributed from income attributed to an Approved Enterprise or 20% if the dividend is distributed from income attributed to a Preferred Enterprise, unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the U.S-Israel Treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our common shares who is a U.S. resident (for purposes of the U.S.-Israel Treaty) is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by our Approved Enterprise, that are paid to a U.S. corporation holding at least 10% or more of our outstanding voting capital from the start of the tax year preceding the tax year of the distribution of the dividend through (and including) the distribution of the dividend, is 12.5%, provided that no more than 25% of our gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise are subject to a withholding tax rate of 15% for such a U.S. corporation shareholder, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. The aforementioned rates will not apply if the dividend income was generated through a permanent establishment of the U.S. resident which is maintained in Israel. If the dividend is attributable partly to income derived from an Approved Enterprise, or a Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in United States tax legislation.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the taxpayer is not obliged to pay excess tax (as further explained below).

Excess Tax

Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax for income exceeding a certain level. The additional tax is at a rate of 3% on annual income exceeding NIS 651,600 for 2020, which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty or withholding tax that will be applicable to us or to any holder of our Common Shares. There are currently no other taxes that are material to us or our shareholders levied by the Government of the Cayman Islands except for stamp duties that may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands exempted companies except those that hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

U.S. Federal Income Tax Considerations

The following summary describes certain United States federal income tax considerations generally applicable to United States Holders (as defined below) of our common shares. This summary deals only with our common shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or Internal Revenue Code. This summary also does not address the tax consequences that may be relevant to holders in special tax situations including, without limitation, dealers in securities, traders that elect to use a mark-to-market method of accounting, holders that own our common shares as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment, banks or other financial institutions, individual retirement accounts and other tax-deferred accounts, insurance companies, tax-exempt organizations, United States expatriates, holders whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, holders that acquired our common shares in a compensatory transaction, holders subject to special tax accounting rules as a result of any item of gross income with respect to our common shares being taken into account in an applicable financial statement, holders which are entities or arrangements treated as partnerships for United States federal income tax purposes or holders that actually or constructively through attribution own 10% or more of the total voting power or value of our outstanding common shares.

This summary is based upon the Internal Revenue Code, applicable United States Treasury regulations, administrative pronouncements and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the Internal Revenue Service, or IRS, regarding the tax consequences described herein, and there can be no assurance that the IRS will agree with the discussion set out below. This summary does not address any United States federal tax consequences other than United States federal income tax consequences (such as the estate and gift tax or the Medicare tax on net investment income).

As used herein, the term “United States Holder” means a beneficial owner of our common shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or therein or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Internal Revenue Code Section 7701(a)(30), or (b) that has a valid election in effect under applicable United States Treasury regulations to be treated as a “United States person.”

If an entity or arrangement treated as a partnership for United States federal income tax purposes acquires our common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of a partnership considering an investment in our common shares should consult their tax advisors regarding the United States federal income tax consequences of acquiring, owning, and disposing of our common shares.

THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Dividends

Subject to the discussion below under “—Passive Foreign Investment Company,” the amount of dividends paid to a United States Holder with respect to our common shares before reduction for any Israeli taxes withheld therefrom generally will be included in the United States Holder’s gross income as ordinary income from foreign sources to the extent paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of the United States Holder’s adjusted tax basis in those common shares and thereafter as capital gain. However, we do not intend to calculate our earnings and profits under United States federal income tax principles. Therefore, United States Holders should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution paid in foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into U.S. dollars at that time.

Foreign withholding tax (if any) paid on dividends on our common shares at the rate applicable to a United States Holder (taking into account any applicable income tax treaty) will, subject to limitations and conditions, be treated as foreign income tax eligible for credit against such holder’s United States federal income tax liability or, at such holder’s election, eligible for deduction in computing such holder’s United States federal taxable income. Dividends paid on our common shares generally will constitute “foreign source income” and “passive category income” for purposes of the foreign tax credit. Foreign withholding tax (if any) paid on dividends on our common shares at the rate applicable to a United States Holder (taking into account any applicable income tax treaty) will, subject to limitations and conditions, be treated as foreign income tax eligible for credit against such holder’s United States federal income tax liability or, at such holder’s election, eligible for deduction in computing such holder’s United States federal taxable income. However, if we are a “United States-owned foreign corporation,” solely for foreign tax credit purposes, a portion of the dividends allocable to our United States source earnings and profits may be re-characterized as United States source. A “United States-owned foreign corporation” is any foreign corporation in which United States persons own, directly or indirectly, 50% or more (by vote or by value) of the stock. In general, United States-owned foreign corporations with less than 10% of earnings and profits attributable to sources within the United States are excepted from these rules. We have not analyzed whether we are a “United States-owned foreign corporation.” However, in 2019, we generated a significant portion of our revenues from the United States. If we are or were to become a “United States-owned foreign corporation,” and if 10% or more of our earnings and profits are attributable to sources within the United States, a portion of the dividends paid on the common shares allocable to our United States source earnings and profits will be treated as United States source, and, as such, the ability of a United States Holder to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends may be limited. The rules governing the treatment of foreign taxes imposed on a United States Holder and foreign tax credits are complex, and United States Holders should consult their tax advisors about the impact of these rules in their particular situations.

Dividends received by certain non-corporate United States Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower capital gain rate, provided that (i) either our common shares are readily tradable on an established securities market in the United States or we are eligible for benefits under a comprehensive United States income tax treaty that includes an exchange of information program and which the United States Treasury Department has determined is satisfactory for these purposes, (ii) we are neither a passive foreign investment company (as discussed below) nor treated as such with respect to the United States Holder for either the taxable year in which the dividend is paid or the preceding taxable year, and (iii) the United States Holder satisfies certain holding period and other requirements. In this regard, shares generally are considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Select Market, as our common shares are. United States Holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends paid with respect to our common shares. The dividends will not be eligible for the dividends received deduction available to corporations in respect of dividends received from other United States corporations.

Disposition of Common Shares

Subject to the discussion below under “—Passive Foreign Investment Company,” a United States Holder generally will recognize capital gain or loss for United States federal income tax purposes on the sale or other taxable disposition of our common shares equal to the difference, if any, between the amount realized and the United States Holder’s adjusted tax basis in those common shares. If any Israeli tax is imposed on the sale, exchange or other disposition of our common shares, a United States Holder’s amount realized will include the gross amount of the proceeds of the deposits before deduction of the Israeli tax. In general, capital gains recognized by a non-corporate United States Holder, including an individual, are subject to a lower rate under current law if such United States Holder held shares for more than one year. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as United States source income or loss for purposes of the foreign tax credit. A United States Holder’s initial tax basis in shares generally will equal the cost of such shares. Because gain for the sale or other taxable disposition of our common shares will be treated as United States source income, and you may use foreign tax credits against only the portion of United States federal income tax liability that is attributed to foreign source income in the same category, your ability to utilize a foreign tax credit with respect to the Israeli tax imposed on any such sale or other taxable disposition, if any, may be significantly limited. In addition, if you are eligible for the benefit of the income tax convention between the United States and the State of Israel and pay Israeli tax in excess of the amount applicable to you under such convention or if the Israeli tax paid is refundable, you will not be able to claim any foreign tax credit or deduction with respect to such Israeli tax. You should consult your tax advisor as to whether the Israeli tax on gains may be creditable or deductible in light of your particular circumstances and your ability to apply the provisions of an applicable treaty.

If the consideration received upon the sale or other taxable disposition of our common shares is paid in foreign currency, the amount realized will be the U.S. dollar value of the payment received, translated at the spot rate of exchange on the date of taxable disposition. If our common shares are treated as traded on an established securities market, a cash basis United States Holder and an accrual basis United States Holder who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS) will determine the U.S. dollar value of the amount realized in foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. An accrual basis United States Holder that does not make the special election will recognize exchange gain or loss to the extent attributable to the difference between the exchange rates on the sale date and the settlement date, and such exchange gain or loss generally will constitute ordinary income or loss.

Passive Foreign Investment Company

We would be a PFIC for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code), or (ii) 50% or more of the value of our assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. Based on our market capitalization and the composition of our income, assets and operations, we believe that we were not a PFIC for United States federal income tax purposes for 2019 and do not expect to be a PFIC in 2020. However, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the value of our assets for purposes of the PFIC determination may be determined by reference to the public price of our common shares, which could fluctuate significantly. In addition, it is possible that the IRS may take a contrary position with respect to our determination in any particular year, and therefore, there can be no assurance that we were not a PFIC for 2019 or will not be classified as a PFIC for the current taxable year or in the future. Certain adverse United States federal income tax consequences could apply to a United States Holder if we are treated as a PFIC for any taxable year during which such United States Holder holds our common shares. Under the PFIC rules, if we were considered a PFIC at any time that a United States Holder holds our common shares, we would continue to be treated as a PFIC with respect to such holder’s investment unless (i) we cease to be a PFIC, and (ii) the United States Holder has made a “deemed sale” election under the PFIC rules.

If we are a PFIC for any taxable year that a United States Holder holds our common shares, any gain recognized by the United States Holder on a sale or other disposition of our common shares would be allocated pro-rata over the United States Holder’s holding period for the common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or the highest rate in effect for corporations, as appropriate, for that taxable year, and an interest charge would be imposed. Further, to the extent that any distribution received by a United States Holder on our common shares exceeds 125% of the average of the annual distributions on the common shares received during the preceding three years or the United States Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain on the sale or other disposition of our common shares if we were a PFIC, described above. If we are treated as a PFIC with respect to a United States Holder for any taxable year, the United States Holder will be deemed to own shares in any of the foreign entities in which we may hold equity interests that also are PFICs, or lower-tier PFICs. If we are treated as a PFIC, a United States Holder can avoid certain adverse PFIC consequences described above by timely electing to treat us as a qualified electing fund, or QEF, under the Internal Revenue Code. If an effective QEF election is made, the United States Holder would be taxed, for each taxable year that we are a PFIC, on its pro rata share of our ordinary earnings and net capital gain. A United States Holder’s basis in the common shares will increase by any such amounts included in income and decrease by any amounts not included in income when distributed because such amounts were previously taxed under the QEF rules. So long as a United States Holder’s QEF election is in effect with respect to the entire holding period for our common shares, any gain or loss realized by such holder on the disposition of the common shares generally will be capital gain or loss. The QEF election is made on a shareholder-by-shareholder basis, applies to all of our common shares held or subsequently acquired by an electing United States Holder and can be revoked only with the consent of the IRS. We intend to supply United States Holders with the information needed to report income and gain under a QEF election with respect to our common shares if we were a PFIC. However, such information may not be available with respect to any lower-tier PFICs.

As an alternative to making a QEF election, a United States Holder may, in certain circumstances, avoid certain of the adverse tax consequences generally applicable to holders of stock in a PFIC by electing to mark our common shares to market, provided our common shares are “marketable stock.” Common shares will be marketable stock if they are “regularly traded” on a “qualified exchange” or other market within the meaning of the applicable Treasury regulations. As a result of such an election, in any taxable year that we are a PFIC, a United States Holder would generally be required to report gain or loss to the extent of the difference between the fair market value of the common shares at the end of the taxable year and such United States Holder’s tax basis in such shares at that time. Any gain under this computation, and any gain on an actual disposition of our common shares in a taxable year in which we are PFIC, would be treated as ordinary income. Any loss under this computation, and any loss on an actual disposition of our common shares in a taxable year in which we are PFIC, would be treated as ordinary loss to the extent of the cumulative net-mark-to-market gain previously included. Any remaining loss from marking our common shares to market will not be allowed, and any remaining loss from an actual disposition of our common shares generally would be capital loss. A United States Holder’s tax basis in our common shares would be adjusted annually for any gain or loss recognized under the mark-to-market election. The Nasdaq Global Select Market is a qualified exchange for purposes of the mark-to-market election and, consequently, if our common shares are regularly traded, the mark-to-market election generally will be available to a United States Holder; however, there can be no assurance that trading volumes with respect to our common shares will be sufficient or our common shares will continue to trade on the Nasdaq Global Select Market to permit a mark-to-market election. In addition, an election for mark-to-market treatment would likely not be available with respect to any lower-tier PFICs. A mark-to-market election is made on a shareholder-by-shareholder basis, applies to all of our common shares held or subsequently acquired by an electing United States Holder and can only be revoked with consent of the IRS (except to the extent our common shares no longer constitute “marketable stock”).

If we are considered a PFIC, a United States Holder also will be subject to annual information reporting requirements. United States Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in our common shares.

Information Reporting and Backup Withholding

Dividend payments and proceeds paid from the sale or other taxable disposition of our common shares may be subject to information reporting to the IRS. In addition, a United States Holder (other than an exempt holder who establishes its exempt status if required) may be subject to backup withholding on dividend payments and proceeds from the sale or other taxable disposition of our common shares paid within the United States or through certain U.S.-related financial intermediaries.

Backup withholding will not apply, however, to a United States Holder who furnishes a correct taxpayer identification number, makes other required certification and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be creditable or refundable against the United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Financial Asset Reporting

Certain United States Holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts. Our common shares are expected to constitute foreign financial assets subject to these requirements unless the common shares are held in an account at certain financial institutions. United States Holders should consult their tax advisors regarding the application of these reporting requirements.

UNDERWRITING

Goldman Sachs & Co., LLC, or Goldman Sachs, J.P. Morgan Securities LLC, or J.P. Morgan, Citigroup Global Markets, Inc., or Citigroup, and Jefferies LLC, or Jefferies, are acting as the representatives of the underwriters and as joint book-running managers of this offering. Under the terms of an underwriting agreement, dated October     , 2020 each of the underwriters named below has severally agreed to purchase from us the respective number of common shares shown opposite its name below:

Underwriters	Number of Shares
Goldman Sachs & Co., LLC
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Jefferies LLC
Needham & Company, LLC
William Blair & Company, L.L.C.
Total

The underwriting agreement provides that the underwriters’ obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

●	the obligation to purchase all of the common shares offered hereby (other than those common shares covered by their option to purchase additional shares as described below), if any of the shares are purchased;

●	the representations and warranties made by us to the underwriters are true;

●	there is no material change in our business or in the financial markets; and

●	the delivery of customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise of Option	Full Exercise of Option
Per share	$	$
Total	$	$

The representatives of the underwriters have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $     per share. After the offering, the representatives may change the offering price, concession or any other selling term. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of the offering that are payable by us, excluding underwriting discounts and commissions, are estimated to be $500,000. We have agreed to reimburse the underwriters for their out-of-pocket expenses in connection with this offering in an amount not to exceed $35,000.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of $15,000,000 of common shares at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We have agreed that, subject to certain exceptions, without the prior written consent of Goldman Sachs, J.P. Morgan and Citigroup, for a period of 90 days after the date of this prospectus supplement, we will not (1) directly or indirectly, offer, lend, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares (collectively, we refer to these as the Lock-Up Securities) or file any registration statement under the Securities Act with respect to any of the foregoing or otherwise publicly disclose the intention to do any of the foregoing, or (2) enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise.

Our directors, certain of our executive officers and Formula Systems (1985) Ltd. have agreed that, subject to certain exceptions, without the prior written consent of Goldman Sachs, J.P. Morgan and Citigroup, for a period of 90 days after the date of this prospectus supplement they will not, directly or indirectly, (i) offer, lend, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Lock-Up Securities, or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably would be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above.

Goldman Sachs, J.P. Morgan and Citigroup may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common shares and other securities from lock-up agreements, Goldman Sachs, J.P. Morgan and Citigroup will consider, among other factors, the holder’s reasons for requesting the release, the number of common shares and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, short positions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common shares on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing

Our ordinary shares (including the offered shares) are listed on the Nasdaq Global Select Market and the TASE under the symbol “SPNS.”

Stamp Taxes

If you purchase common shares offered in this prospectus supplement and the accompanying prospectus outside the United States, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they may receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each referred to herein as a Member State) and, until the expiry of the period during which the United Kingdom continues to be subject to European Union law without being a Member State (referred to as the Transition Period) the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in that Member State or the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or the United Kingdom or, where appropriate, approved in another Member State or the United Kingdom and notified to the competent authority in that Member State or the United Kingdom, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Member State or the United Kingdom at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State or the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

After the expiry of the Transition Period, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in accordance with the FSMA, as amended), except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the FSMA, as amended:

(a) to any legal entity which is a qualified investor as defined under the FSMA;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the FSMA), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA, as amended,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Section 87G of the FSMA.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.

Notice to Prospective Investors in Israel

The shares offered by this prospectus supplement have not been approved or disapproved by the Israel Securities Authority, or the ISA, nor have such shares been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus that has been approved by the ISA. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing this prospectus supplement, nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered.

This document does not constitute a prospectus under the Israeli Securities Law and has not been filed with or approved by the ISA. In the State of Israel, this document may be distributed only to, and may be directed only at, and any offer of the shares may be directed only at, (i) to the extent applicable, a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, referred to as the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Canada

The common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of our common shares offered hereby and certain other matters relating to Cayman Islands law will be passed upon for us by Carey Olsen Cayman Limited, or Carey Olsen, our Cayman Islands counsel. Certain legal matters relating to U.S. federal law will be passed upon for us by Latham & Watkins LLP. Certain legal matters related to U.S. federal law will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

Meitar | Law Offices is representing us in connection with certain matters relating to Israeli law. Goldfarb Seligman & Co. is representing the underwriters in connection with certain matters relating to Israeli law.

EXPERTS

Our consolidated financial statements as of December 31, 2019 and 2018 and for each of the three years ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, incorporated in this prospectus supplement by reference to our Annual Report on Form 20-F for the year ended December 31, 2019, have been audited by Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global), an independent registered public accounting firm, as stated in their reports, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are registered under the laws of the Cayman Islands and some of our directors and executive officers reside outside the United States, and substantially all of our assets are located outside of the United States, including in Israel. As a result, it may not be possible to effect service of process within the United States on us or any such person or to enforce against us or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. However, we may be served with process in the United States with respect to actions against us arising out of, or in connection with, violations of U.S. federal securities laws related to transactions covered by this prospectus by serving Sapiens Americas Corporation, our U.S. affiliate that has been irrevocably appointed for that purpose.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or our non-U.S. officers or directors reasoning that Israeli court is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors. Moreover, among other reasons, including but not limited to, fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel or to contravene Israeli public policy.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgements based on the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulators prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Carey Olsen, our Cayman Islands counsel, has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction provided that such judgment is: (i) final (and not subject to appeal) and for a liquidated sum; (ii) is not of a public, revenue or penal nature; (iii) is not barred under laws relating to the prescription and limitation of actions; (iv) is not inconsistent with a Cayman Islands judgment in respect of the same matters; and (v) was not obtained in a manner which is contrary to the public policy of the Cayman Islands or by fraud or in proceedings contrary to natural justice. It is doubtful that the courts of the Cayman Islands will, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus supplement. However, as is permitted by the rules and regulations of the SEC, this prospectus supplement, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including Annual Reports on Form 20-F. Our future reports on Form 20-F must be filed on or before April 30 of the year following the year to which they relate. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with, or furnish to, it. This means that we can disclose important information to you by referring you to another document filed or furnished by us with or to the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with, or specially-designated submissions to, the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed or furnished later. We are incorporating by reference in this prospectus supplement and accompanying prospectus the documents listed below and all amendments or supplements we may file to such documents before the time that all of the securities offered by this prospectus supplement have been sold or de-registered:

●	our Annual Report on Form 20-F (SEC File Number 000-20181) for the year ended December 31, 2019, filed with the SEC on April 7, 2020;

●	our reports of foreign private issuer on Form 6-K (SEC File Number 000-20181) furnished to the SEC on:

●	May 14, 2020 (including, exclusively, our unaudited consolidated financial statements as of, and for the quarter ended, March 31, 2020, that are appended to Exhibit 99.1 thereto, but excluding the information contained under the headings “Summary of Non-GAAP Financial Information,” “Non-GAAP Revenues by Geographic Breakdown” and “Adjusted Free Cash Flow” on page 9);

●	June 1, 2020 (including, exclusively, the press release appended as Exhibit 99.1 thereto, but excluding any quotes contained therein);

●	June 8, 2020 (excluding the press release appended as Exhibit 99.1 thereto);

●	July 23, 2020 (including the press release appended as Exhibit 99.1 thereto, but excluding any quotes contained therein);

●	July 27, 2020 (including the press release appended as Exhibit 99.1 thereto, but excluding any quotes contained therein);

●	October 13, 2020 (including, exclusively, Exhibits 99.1 and 99.2 as described below):

(i)	Exhibit 99.1: Our interim unaudited consolidated financial statements as of, and for the six month period ended, June 30, 2020; and

(ii)	Exhibit 99.2: Operating and Financial Review and Prospects, which reviews our results of operations and financial condition as of, and for the six month period ended, June 30, 2020; and

●	the description of our common shares set forth in our Registration Statement on Form 8-A filed with the Commission on May 7, 1992, as amended by Amendment No. 1 thereto, filed with the Commission on May 26, 1992, as the same may be amended further from time to time.

We also incorporate by reference herein any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act until we terminate the offering, but only to the extent contemplated by any prospectus supplement that is filed with the SEC. In addition, we may incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Sapiens International Corporation N.V., Azrieli Center, 26 Harukmim St., Holon, 5885800 Israel, Attention: Chief Financial Officer, telephone number +972-3-790-2000. You may also obtain information about us by visiting our website at http://www.sapiens.com. Information contained in our website is not part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Sapiens International Corporation N.V.

Common Shares

We may from time to time offer and sell, in one or more offerings, our common shares with an aggregate initial offering price of up to $200,000,000. At any time a particular offer of the common shares covered by this prospectus is made by us, we will provide a prospectus supplement, if required. Any such prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

We may offer the common shares independently or together for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the common shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the “Plan of Distribution” and “About this Prospectus” sections for more information.

You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in any of our securities. Our common shares are quoted on the NASDAQ Global Select and the Tel Aviv Stock Exchange under the symbol “SPNS.”

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated July 26, 2019

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ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, we may from time to time offer and sell our common shares, in one or more offerings, up to a total dollar amount of $200,000,000.

This prospectus only provides you with a general description of our common shares. Each time we sell our common shares, we will provide a prospectus supplement containing specific information about the offering, if required. Any such prospectus supplement may include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our common shares, you should carefully read both this prospectus and any prospectus supplement together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation By Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

When acquiring any common shares discussed in this prospectus, you should rely only on the information provided in this prospectus and in any applicable prospectus supplement, including the information incorporated by reference. Neither we nor any underwriter, dealer or agent has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering our common shares in any jurisdiction where the offer or sale is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of any such document.

We may sell our common shares to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

“Sapiens,” the “Company,” the “Registrant,” “us,” “we” and “our” are to Sapiens International Corporation N.V., a Cayman Islands company, and its consolidated subsidiaries.

“Our shares,” “common shares” and similar expressions refer to the Registrant’s Common Shares, par value € 0.01 per share.

“Dollars”, “US dollars” or “$” are to United States Dollars.

“Shekels” and “NIS” are to New Israeli Shekels.

“Securities Act” are to the Securities Act of 1933, as amended.

“Exchange Act” are to the Securities Exchange Act of 1934, as amended.

“NASDAQ” are to the NASDAQ Capital Market.

“TASE” are to the Tel Aviv Stock Exchange.

“SEC” are to the United States Securities and Exchange Commission.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the common shares that we may sell from time to time, and our financial statements and the notes thereto, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

Our Company

We are a leading global provider of software solutions for the insurance industry. Our extensive expertise is reflected in our innovative software platforms, suites, solutions and services for property and casualty (P&C); life, pension and annuity (L&A); reinsurance; financial and compliance (F&C); workers’ compensation (WC); and financial markets. Our company offers a full digital suite that facilitates an innovative, holistic and seamless digital experience for carriers, agents, customers and assorted insurance personnel, across multiple devices and technologies. Sapiens’ offerings enable our customers to effectively manage their core business functions, including policy administration, claims and billing, and to offer support during an insurer’s journey to becoming a digital insurer. Our portfolio also covers underwriting, illustration and electronic application.

We also supply a complete reinsurance offering for providers and a decision management platform tailored to a variety of financial services providers, so business users can quickly deploy business logic and comply with policies and regulations across their organizations.

Our platforms possess modern, modular architecture and are digital-driven. They empower customers to respond to the rapidly changing insurance market and frequent regulatory changes, while improving the efficiency of their core operations. These process enhancements increase revenue and reduce costs.

Our Common Shares

Our common shares are listed on the NASDAQ Capital Market and on the TASE under the symbol “SPNS”.

Corporate Information

We are a Cayman Islands exempted company (i.e., a company whose objects are to be carried out mainly outside of the Cayman Islands) that operates under the Companies Law (as revised) of the Cayman Islands. We were incorporated and registered in the former Netherlands Antilles on April 6, 1990. Following the dissolution of the Netherlands Antilles in late 2010, we became registered under the provisions of the Curaçao Civil Code. In November 2017, our shareholders approved, and in August 2018 we effected, the migration of the legal domicile of our company to the Cayman Islands. Our principal executive office is located at Azrieli Center, 26 Harokmim St., Holon, Israel and our telephone number at that office is +972-3-790-2000. Our agent for service of process in the US is our subsidiary, Sapiens Americas Corporation, 4000 CentreGreen Way, Suite 150, Cary, NC 27513, USA. Our website address is http://www.sapiens.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated in it by reference and accompanying prospectus supplements may contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “plan,” “project,” “seek,” “could,” “should” or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in any applicable prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and any applicable prospectus supplement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should refer to the “Risk Factors” section of this prospectus or our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject, which should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus or in any prospectus supplement.

RISK FACTORS

Investing in our common shares involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our Reports of Foreign Private Issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of common shares as shall have a maximum aggregate offering price of $200,000,000. The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

USE OF PROCEEDS

Except as otherwise described in any prospectus supplement, we anticipate using the net proceeds from the sale of the common shares for general corporate purposes.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a Report of Foreign Private Issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF COMMON SHARES

Since August 2018, we are registered, and operate, under the provisions of the Companies Law (as revised) of the Cayman Islands, referred to as the Cayman Companies Law, and our affairs are governed by our Memorandum of Association, or the Memorandum, and Articles of Association, or the Articles, in addition to the Cayman Companies Law.

As of the filing of the registration statement of which this prospectus forms a part, the authorized share capital of the Company is seven hundred thousand Euro (€700,000) divided into seventy million (70,000,000) common shares with a par (nominal) value of one Eurocent (€ 0.01) each. As at December 31, 2018, 2017 and 2016, we had 49,982,004, 49,758,434 and 49,035,951 common shares outstanding, respectively, excluding, in each case, 2,328,296 common shares held in treasury. We have no preferred shares authorized or outstanding.

The following description of our common shares does not purport to be complete and is qualified in its entirety by reference to the Memorandum and Articles, which serve as an exhibit to the registration statement of which this prospectus forms a part. In addition, a table summarizing certain Cayman Islands corporate governance provisions, to which we are subject (and comparing them to the corresponding provisions under Curacao law, to which we were subject until the August 2018 migration of our legal domicile to the Cayman Islands) was annexed as Appendix B to the proxy statement for our 2017 annual general meeting of shareholders, which was appended as Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on October 26, 2017.

Rights and Preferences. As of the filing of the registration statement of which this prospectus forms a part, the Company has authorized share capital consisting solely of one class of shares of common stock— the common shares—of which seventy million (70,000,000) shares are authorized. The rights and preferences of the holders of common shares are summarized below.

Common Shares. Holders of the common shares are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of the common shares do not have cumulative voting rights in the election of directors. All common shares are equal to each other with respect to liquidation and dividend rights. Holders of the common shares are entitled to receive dividends out of funds legally available under Cayman Islands law and the Articles. See “Dividend Policy” below. Profits shall be distributed to all holders of common shares on a pro rata basis. In the event of the liquidation of the Company, all assets available for distribution to the holders of the common shares are distributable among them according to their respective holdings. Holders of the common shares have no preemptive rights to purchase any additional, unissued common shares. Treasury shares (common shares which have been repurchased by, and which are held by, the Company) do not possess any of the foregoing rights that accompany the ownership of our common shares.

Dividend Policy. Under the Cayman Companies Law, dividends may (subject to anything to the contrary in a company’s articles of association) be declared and paid to shareholders out of (a) “profits” (which is not defined by the Cayman Companies Law, but under applicable common law may include both retained earnings and realized and unrealized gains) and (b) “share premium” (which represents the excess of the aggregate price paid to the Company for its total issued share capital over the aggregate par or nominal value of its total issued share capital). The Cayman Companies Law limits distributions out of “share premium” by requiring, as a prerequisite to any such distribution, that a company determine that it will be able to pay its debts as they fall due in the ordinary course of business immediately following the date on which the dividend is proposed to be paid. Our Articles are more restrictive than the Cayman Companies Law, as they limit our ability to pay dividends to the distribution of profits (as shown in our approved profit and loss account), which must be reserved for distribution by the Board of Directors (in its discretion). Unless the Board of Directors resolves that a dividend shall be a final dividend, any dividend shall be deemed an interim dividend that may be cancelled by the Board at any time before the date of payment. Interim dividends may also be declared and paid by the Board of Directors if (in its discretion) an interim dividend is deemed to be justified by the anticipated profits of the Company.

Upon review of our consolidated results of operations, financial condition, cash requirements, future prospects and other factors, on January 15, 2013 and again on March 31, 2016, October 17, 2017 and September 16, 2018, August 5, 2019 our Board of Directors determined, subject to shareholder approval (except in the case of the September 2018 dividend, for which shareholder approval was not required), to declare and pay one-time cash interim dividends of $0.15, $0.20, $0.20 , $0.20 and $0.22 per Common Share (or $5.8 million, $10.0 million, $9.8 million, $10.0 million and $11 million in the aggregate, respectively), which interim dividends were paid on February 22, 2013, ,June 1, 2016, December 14, 2017 ,October 30, 2018 and September 3, 2019, respectively. Our Board of Directors has not yet determined whether we will pay additional dividends in the future. Any determination in the future to pay dividends will be dependent upon our financial condition and cash requirements, and other factors.

Changing the Rights of the Shareholders. Under the Cayman Companies Law and the Articles, certain matters are required to be approved by a “Special Resolution” of the shareholders, which is a resolution approved by a supermajority of shareholders constituting either (i) not less than two-thirds of votes cast (in person or by proxy) at a general meeting at which a quorum is present or (ii) by unanimous written resolution. Under the Cayman Companies Law, the principal matters relevant to the Company that require a Special Resolution are as follows: (a) amendments to the Memorandum or Articles; (b) change of name of the Company; (c) appointment of inspectors for the purpose of examining the affairs of the Company; (d) placing the Company into voluntary or court-supervised liquidation; (e) authorizing a statutory merger of the Company with one or more other companies in accordance with the Cayman Companies Law; and (f) approving a reduction of share capital.

General Meetings. Under the Cayman Companies Law, there is no requirement to hold an annual general meeting, but a company may determine to do so pursuant to its articles of association (and the Articles provide that the Company shall hold an annual general meeting once in every calendar year). Annual general meetings may be held at such place as the Board of Directors determines, whether within or outside the Cayman Islands. In the absence of specific provision in a company’s articles of association, the Cayman Companies Law provides shareholders with only limited rights to require or convene a general meeting. However, our Articles provide that shareholders holding at least 10% of the voting rights attached to the issued and outstanding common shares may require a general meeting (and may convene such general meeting themselves if the Board of Directors has not proceeded to send a notice to convene it within 14 days of receipt of any such requisition). The Cayman Companies Law does not specify a minimum attendance threshold for a quorum at a general meeting of shareholders. Under the Articles, however, the presence, in person or by proxy, of at least one or more holders of at least 50% of the voting rights attached to the issued and outstanding common shares constitutes a quorum for the conduct of any business at a general meeting.

Limitations on Ownership of Securities. The Articles contain no limits on the right to own securities.

Change of Control. Other than the required approval of a statutory merger of the Company by a supermajority of shareholders, as described under “Changing the Rights of the Shareholders” above, the Articles do not contain any provisions that would prevent or delay a change of control of the Company. Except for specific rules that do not apply to the Company, there are no rules or restrictions under the Cayman Islands’ Code on Takeovers and Mergers and Rules Governing Substantial Acquisitions of Shares that govern the acquisition of all or a specified percentage of direct or indirect voting rights in the Company, or the conduct of the directors of the Company following an actual or potential takeover or merger offer, nor are there any statutory restrictions in respect of defensive mechanisms which the Board of Directors could employ in respect of actual or potential takeover or merger offers.

Board of Directors. Under the Articles, the directors shall be elected at a General Meeting of Shareholders. The Board of Directors shall be authorized to appoint directors to fill any vacancies and to appoint up to four additional directors, which appointment shall be effective until the next General Meeting. Directors may be removed or suspended at any time by the General Meeting of Shareholders. The number of persons constituting the whole Board of Directors shall be not less than three (3) nor more than twenty four (24), as fixed and elected by the General Meeting of Shareholders, unless the Board of Directors appoints any additional director or directors in between two General Meetings of Shareholders. The number of persons constituting the whole Board of Directors shall, until changed at any succeeding General Meeting of Shareholders, be the number so fixed and elected (as may be increased by those appointed). At any General Meeting of Shareholders at which action is taken to increase the number of directors constituting the whole Board of Directors or to remove a director, or at any subsequent General Meeting of Shareholders, any vacancy or vacancies created by such action may be filled.

The Articles do not grant borrowing powers to individual directors; nor do they require directors to resign at a certain age or to purchase a certain number of common shares.

Related Party Transactions. As a matter of Cayman Islands law, a director is under a general fiduciary duty to avoid conflicts of interest. However, the articles of association of a Cayman Islands company may provide (the Articles so provide) that directors may continue to participate and vote in respect of matters on which they are conflicted provided that the nature and extent of such conflict has been disclosed to the other directors.

The Cayman Companies Law does not contain provisions specifically regulating the entry into contracts with related parties such as significant shareholders, directors, or their respective affiliates and other connected parties. However, in the event that any payment obligation, transfer of property or grant of charge thereon is made to a related party that is also a creditor at a time when the company is insolvent, the Cayman Companies Law provides that such transfer is deemed to be a preference and therefore is invalid if it occurred within six months immediately preceding the commencement of a liquidation.

Transfer Agent and Registrar. The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219 and its telephone number at that location is (718) 921-8300.

Listing. Our common shares are listed on the NASDAQ Capital Market and Tel-Aviv Stock Exchange under the trading symbol “SPNS.”

PLAN OF DISTRIBUTION

Under this prospectus, we may sell or distribute our common shares from time to time in one or more public or private transactions:

●	through underwriters;

●	through agents;

●	to dealers;

●	directly to one or more purchasers;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

●	in block trades;

●	through a combination of any of the above; and

●	via any other method permitted pursuant to applicable law.

Any sale or distribution may be effected by us:

●	at market prices prevailing at the time of sale;

●	at varying prices determined at the time of sale; or

●	at negotiated or fixed prices.

At any time a particular offer of the common shares is made, a prospectus supplement, if required, will be distributed and set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the common shares and the proceeds to us from such sales or distribution, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In compliance with certain guidelines of the Financial Industry Regulatory Authority, or FINRA, with respect to shelf registration statements, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any applicable prospectus supplement.

In addition, we may distribute the common shares as a dividend or in a rights offering to our existing security holders. In some cases, we or dealers acting for us or on behalf of us may also repurchase the common shares and reoffer them to the public by one or more of the methods described above.

Through Underwriters

If underwriters are used in a sale or distribution, the common shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell or distribute the common shares in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The common shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the common shares if any are purchased.

During and after an offering through underwriters, the underwriters may purchase and sell or distribute the common shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Through Agents or to Dealers

We may sell or distribute the common shares directly or through agents we designate from time to time. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are used in any of the sales or distribution of the common shares covered by this prospectus, we will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale.

Direct Sales

We may sell or distribute the common shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof.

Delayed Delivery

If so indicated in a prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the common shares from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the common shares. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales or distributions of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We may loan or pledge the common shares to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General

Agents, dealers and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus is part, with respect to the common shares we may offer. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the common shares we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with, or furnish to, it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with, or submissions to, the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed or furnished later.

We incorporate by reference the documents listed below:

●	our Annual Report on Form 20-F (SEC File No. 000-20181) for the fiscal year ended December 31, 2018, filed with the SEC on March 27, 2019;

●	our Report of Foreign Private Issuer on Form 6-K (SEC File No. 000-20181) furnished to the SEC on May 6, 2019 (including, exclusively, our GAAP financial statements as of, and for the quarter ended, March 31, 2019, that are appended to Exhibit 99.1 thereto);

●	the description of our common shares set forth in our Registration Statement on Form 8-A filed with the Commission on May 7, 1992, as amended by Amendment No. 1 thereto, filed with the Commission on May 26, 1992, as the same may be amended further from time to time; and

●	with respect to each offering of common shares under this prospectus, each subsequent report on Form 20-F and each Report of Foreign Private Issuer on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with or furnish to the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Sapiens International Corporation N.V.

Azrieli Center, 26 Harokmim St.

Holon, Israel 5885800

Attention: Legal Department

Tel: +972-3-790-2000

ENFORCEMENT OF CIVIL LIABILITIES

We are registered under the laws of the Cayman Islands and our managing directors reside outside the United States, and substantially all of our assets are located outside of the United States. As a result, it may not be possible to effect service of process within the United States on us or any such person or to enforce against us or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. However, we may be served with process in the United States with respect to actions against us arising out of, or in connection with, violations of U.S. federal securities laws related to transactions covered by this prospectus by serving Sapiens Americas Corporation, our U.S. affiliate that has been irrevocably appointed for that purpose.

Carey Olsen Cayman Limited, or Carey Olsen, our Cayman Islands counsel, has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction provided that such judgment is: (i) final (and not subject to appeal) and for a liquidated sum; (ii) is not of a public, revenue or penal nature; (iii) is not barred under laws relating to the prescription and limitation of actions; (iv) is not inconsistent with a Cayman Islands judgment in respect of the same matters; and (v) was not obtained in a manner which is contrary to the public policy of the Cayman Islands or by fraud or in proceedings contrary to natural justice. It is doubtful that the courts of the Cayman Islands will, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

LEGAL MATTERS

The validity of our common shares will be passed upon by Carey Olsen, our Cayman Islands counsel.

EXPERTS

Our consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years ended December 31, 2018, and the effectiveness of our internal control over financial reporting as of December 31, 2018, incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2018, have been audited by Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global), an independent registered public accounting firm, as stated in their reports, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

$100,000,000

Common Shares

Prospectus Supplement
, 2020

Goldman Sachs & Co. LLC

J.P. Morgan

Citigroup

Jefferies

Needham & Company

William Blair